Exhibit 99.1

Weyco Announces Stock Dividend

          MILWAUKEE, Jan. 31 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS) announced today that the Board of Directors of the Company declared a 100% stock dividend on the Company’s Common Stock, $1.00 par value, and on the Company’s Class B Common Stock, $1.00 par value, so as to affect a two-for-one stock split without a change in par value.  The additional shares will be mailed on April 1, 2005 to shareholders of record on February 16, 2005.  Shareholders will not be required to surrender or exchange stock certificates now held by them.

          As a result of the stock dividend, the previously announced quarterly dividend of $.11 per Common and Class B Common Stock will be adjusted to $.05 1/2 per share, payable April 1, 2005, to holders of record February 16, 2005.  This dividend will be paid on the total number of shares outstanding after the declaration of the stock dividend of the same date and any fractional amounts will be rounded up to the next cent.

          Weyco Group, Inc. headquartered in Milwaukee, WI, designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.

SOURCE  Weyco Group, Inc.
          -0-                                                  01/31/2005
          /CONTACT: John Wittkowske of Weyco Group, Inc., +1-414-908-1880,
Fax, +1-414-908-1603/|
          /Web site:  http://www.weycogroup.com /